  EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: James F. Arneson
President/CEO
360.459.1100

Sager Selected as new CFO of Venture Financial Group

Olympia, WA., November 14, 2005 - Venture Financial Group, Inc., parent company of Venture Bank today announced that Sandra L. Sager has been hired as Executive Vice President and Chief Financial Officer of Venture Financial Group and Venture Bank. Sandra was formerly the Senior Vice President and CFO of Columbia Trust Bank in Pasco, Washington,

Sager brings more than 22 years of banking, financial and accounting experience with her. "Sandra is a very capable executive with a proven track record that shares the same entrepreneurial spirit that helps define Venture Bank," said Jim Arneson, President and CEO of Venture Bank.

Sager is a graduate of Central Washington University, with a degree in Business Administration. She is also a licensed Certified Public Accountant (CPA).

Venture Financial Group, through its wholly owned subsidiary Venture Bank, has 17 financial centers in four western Washington counties and has $738 million in assets. The Bank offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products, and other banking services. The bank also provides a broad range of investment services through its subsidiary Venture Wealth Management, Inc. Further information about the bank may be found on the Internet at www.venture-bank.com.